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THIS FILING CONSISTS OF A TRANSCRIPT OF THE REGISTRANT’S CONFERENCE CALL ANNOUNCING ITS 2005 YEAR-END RESULTS.

Conference Call

February 8, 2006

10:00 a.m. (ET)

CORPORATE PARTICIPANTS

 Robert Shawver

 Duratek, Inc. - CFO & EVP

 Robert Prince

 Duratek, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS

 Al Kaschalk

 Wedbush Morgan - Analyst

 Richard Wesolowski

 Sidoti & Co. - Analyst

 Tyson Bauer

 Wealth Monitors - Analyst

 PRESENTATION

Operator

 Welcome to Duratek’s year-end 2005 results and fourth-quarter conference call. At this time, all participants are in a listen-only mode. After the presentation, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). Today’s conference is being recorded. If you have any objections, you may disconnect at this time. I would like to turn the call over to Mr. Robert Shawver, Chief Financial Officer and Executive Vice President.

 Robert Shawver  - Duratek, Inc. - CFO & EVP

 Thank you very much and welcome, everybody. We appreciate you joining us today for the call. First, let me introduce who is going to be on the call at our end. We have our President and CEO, Robert Prince and our Director of Investor Relations Diane, Brown.

Before we begin, let me first refer you to the announcement yesterday of the signing of a merger agreement and ask you to refer to the press release language for the location of all documentation on this matter for shareholders who are interested in looking into this. We’ll talk some more about that in this conference call as we go through.

Also I want to refer you to certainly the forward-looking statement language that appears in our press release and in our 10-K and 10-Q and that certain statements that we may make may constitute forward-looking statements and these statements involve known and unknown risks and uncertainties that may cause the actual results to be different — future results to be different than what is expressed or implied in these statements. Also described in this statement are uncertainties surrounding the pending merger and conditions of closing that merger. We want to refer you to that language in the context of the material we’re presenting today.

Today, I’m going to provide you with a financial summary of the year-end and the fourth quarter. And then Bob Prince is going to follow it up with an operations review and then we will take some questions and answers. But before we begin, let me first, for folks on the call, refer to the news that the Company announced yesterday. The Company did sign a merger agreement to be acquired by EnergySolutions for $22 a share all in cash. The closing is subject to shareholder vote and required regulatory approvals, including HSR, and I certainly encourage you to refer you to all of the documents that are filed; the merger agreement, the 8-K and other information that are filed with the SEC and available to shareholders. We think those provide good information to review this transaction or pending transaction.

Now let me go to the call here and the important news of today, which is our announcement of our earnings and let me first start by summarizing the consolidated 2005 performance. Revenues for the year were 281.2 million and were down about 2% from the prior year of 286.2 million. The gross profit was down about 5 million to 69.9 million from 74.9 million. About 25% of that 5 million decrease was due to the decrease in the revenues and about 75% of that 5 million decrease was due to the rate and that takes me to explaining the gross margin for the year came in at 24.9% as compared to last year at 26.2%. Overall, we have been always focused on some volatility in our gross profit depending on when incentive fees are recognized and when work is performed but we’ve looked to try to consistently perform between that 24% and 26% range. So the 24.9% performance this year is very solid.

Also, as many may recall, in 2004, the 26.2% that was achieved had a record year driven by some third-quarter contract closeouts and contract settlements and claims that we enlisted in that that actually took that margin up as well. We do feel that we have been keeping investors well apprised of those types of items as we go through. But I think it just reemphasizes the fluctuation of that number between the 24% and the 26% that we may see on any given quarterly basis.

We’re pleased with the performance of our margin and our high margin strategy to come in this year at 24.9%. The SG&A was very comparable, as we have mentioned many times before, that we have the infrastructure built and in place to easily support the kind of operations we have today, as well as an expanded operation and SG&A came in at 35.4 million, very comparable to the prior year amount and that resulted in an income from operations of $35.4 million or 12.6% of revenues as compared to last year of $40.6 million or 14.2% of revenues. That decrease exactly drops down from the gross profit change that I described before.

Interest expense was $6.5 million. Again that number was very comparable to the prior year number of $6.5 million and some change. So even though the story on interest is even though we, going into the year, reduced our debt by $30 million or 25%, that that gain on the debt reduction, which increased the financial strength of the Company and deleveraged it, but that gain was eaten up by interest rate increases that everybody is well aware of throughout the year that the interest rate increases drove the interest costs up. So we didn’t suffer any adverse effects year-over-year on the interest rate increases due to our ability to pay down the debt.

On the net income line, after reductions from taxes, and we also had some good progress in the tax line as well, our tax rate dropped to 36.8% from 38.5% of the prior year. Much of that due to state taxes and some other tax planning items but that certainly was helpful on the bottom line. And we got to a net income of $18.4 million or $1.21 per diluted share as compared to last year’s net income of $21 million or $1.42 per diluted share. And the figures this year are based on a share count of 14.8 million.

So really in 2005, I think you can summarize by looking at — the base business performance was very solid. It did what we expected it to do. There was some delays and shortfalls as I get into the segment data in our commercial services revenue and securing projects to replace in these projects that created some timing gaps that we talked about during the third quarter. And this revenue shortfall combined with really two specific projects in our federal services area that caused us to incur some losses during the quarter really explained the difference or the delta between this year and our record year of last year. So I would characterize it as a very solid year and I would also mention that on those contract claims, we have to incur the cost when they incur and we go to proceed to try to get recoveries in some future periods on that. So those same things are what drove the upside in the third quarter of 2004. Although we can’t commit, because we don’t know what the outcomes are, we continue to work on those items.

Let me run you through just a recap quickly of the quarter results. In the fourth quarter, the revenues were $68.5 million as compared to $71.1 million. That is a decrease of $2.6 million or 4% below and mainly driven by the timing of when work was performed, in particular in our federal business year-over-year as it compared to when work was done.

If you look also then to the gross margins or gross profit, gross profit was $19.7 million or $3.3 million higher than the prior year of 16.4 million. So very strong finishing the year on margin performance because on lower sales, we achieved higher gross margin. And as I explained before, with our SG&A relatively fixed, that gross margin improvement drops considerably, almost wholly to the income from operations line. So the gross margins for the quarter were 28.7%. Now that is not our running rate margin. We do have quarter-to-quarter volatility but that is considerably higher than the prior year of 23.1%.

This kind of drives home the emphasis that I’ve mentioned on a lot of calls, which was we understand that investors may struggle looking at quarter-to-quarter margin performance because of the way incentive fees come out, milestones, projects and the lumpiness of our business, but certainly when you begin to look at extended periods of rolling four quarters or periods of time, we think we can illustrate that our approach towards higher margins and driving towards strong cash flows attributes to the business that we’ve shown over the last three or four years are the Company is clearly on track to continue that. While at the same time, it positions for a lot of the growth opportunities that we’re looking at in our federal and international markets.

For the quarter, income from operations were 9.9 million as compared to last year of $6.2 million. This was driven by the margin improvement and I think one of the things that is interesting and I’m sure you all have seen is the leveraging of the Duratek income statement. When margin improvement occurs with our SG&A relatively fixed and staying pretty consistent for the last two to three years, a lot of that margin improvement can drop closely to the bottom line and with our low share count outstanding, I believe of the $15 million, you have $0.01 swing just on $150,000 swing of income that you can see the effect of that. But overall, we keep our eye on this extended performance period and are very pleased with our progress to date.

The operating margin for the quarter driven by that strong gross margin performance was 14.4% as compared to 8.7% last year. And of course as I mentioned before, we finished out the year at 12.6%. So we think pretty good performance on the operating income line. Our fourth-quarter earnings per share was $0.36 as compared to $0.20 last year. That is about an 80% increase and of course that is the effect of the higher margins dropping almost to the bottom line and the fully diluted share count being what it is. But nonetheless, very strong performance in the fourth quarter and we are pleased that we were able to finish the year strongly. In fact, our performance was ahead first quarter through the first half of the year and also in the fourth quarter. The only performance items where we clearly disappointed ourselves was in the third quarter and we believe we’re making good recovery from that.

Let me take you a little bit through the business by segment and highlight the revenues and gross profit or gross margins so you can get a sense of where the performance is coming from. The revenues for 2005 in our commercial processing and disposal segment was $86 million and this is almost exactly comparable with the $85.7 million of last year. Right on par with the prior year. But we did see some pretty significant improvements, when I get to it in a minute, I want to highlight that, in the margin areas for the business. And I want to emphasize that it is part of a deliberate strategy to use the unique capabilities of that facility to take it towards the higher margin, more uniquely project-related work and other waste stream-related work that it is uniquely qualified to do and we think the results show pretty good progress on that, albeit lumpy performance on a quarter-to-quarter basis.

Commercial services revenue was $79.6 million for 2005 as compared to $84.9 million in 2004. Clearly, we had a record year in commercial services. Commercial services were what drove part of the record performance of 2004 and in this year with new project work not coming in fast enough; we were down in revenues about 6.3%. Federal services revenues were $115.6 million, right on par with the prior year and we had what we believe is good execution in our federal business of getting change orders on existing work that was more than ample to replace ending work and ending projects and leaving us continuing to be well-positioned for the emerging prospects for some of the large opportunities in the federal cleanup that we see coming out in later 2006 and 2007 just driven by the timing of the DOEs own procurement process. Not timing we control; it’s driven by their procurement process. So we feel very solid performance on the revenue base, which continues to support our execution of our base business, our margin strategy while remaining keenly focused on the growth opportunities that we see coming down the pike. That is certainly I think a recap of the revenue side of the Company.

Let me go into the gross margin by segment now. Commercial processing and disposal’s gross profit for the year was 24.6% as compared to 23.6% last year. So that was up. I do want to mention that in addition to our push to move toward higher margin waste streams, we did have about $1 million of gross profit generated in the fourth quarter related to a lowering of our decommissioning estimate and that lowering of the decommissioning estimate was actually a very good innovation for the Company where we were able to evaluate other technologies that have emerged that would lower the cost of the ultimate decommissioning of that facility and then consequently by being able to lower that reserve, we were able to see that benefit. Albeit, a future benefit on those kinds of reserves way down the road, but nonetheless one of the things the Company I think is known for is innovations in those kind of areas because that’s our specialty.

In the commercial services area, the gross margin was 25.4%. This compares to 29% in the prior year. So a decrease of about 3.6%. This decrease was really driven by the mix change that they experienced. They had a significant number of specialty project-related work that was very high margin and some good contract closeouts in 2004 and we did not duplicate that performance in 2005. Albeit, we have many things we were working on that are in that same line of potential success, they did not occur in 2005.

Federal services margin for the year was 24.7%. This compares to 26% in the prior year. We also saw a decrease there and that is largely driven by two factors. The one is certainly in the third quarter, we have already highlighted we had two projects that incurred losses. This is one of the things that we incurred the losses but we are pursuing through the equitable adjustment process recoveries on those but they impacted margins in a negative fashion this year. The good news in the federal business is the rest of their business is diversified and robust enough that you can see good profit attributes as a whole from the business even with that lumpiness of having to go recover claims later than you incurred the cost today.

The other item we had was we had the other side of that, which was in 2004, we had a higher than average number of recoveries of those various types of claims that helped raise the margin up to the 26% level that we saw. So offsetting effects that culminated in the margin change that we saw, but nonetheless we think good performance on the margin line for Federal Services.

Let me shift now to just a summary of the EBITDA, the cash flow attributes of the business. Clearly, one of the areas we focus on in our strategy, even in addition to the operations aspects of trying to grow the business, are improving the financial strength of the Company and we can do this by generating strong cash flows and by using those cash flows at this point to lower our debt.

We generated EBITDA of $45.3 million. That includes the profitability that we generated from the joint venture projects that we do as well, which was not that significant, but nonetheless we expect an area to grow as those projects ramp up and we had capital expenditures, which if you subtract from that $4.7 million, lower capital expenditures than we saw the year before of 6.2 and we talk about maintenance CapEx in that 5 to $7 million range consistently. The thing I guess I would emphasize is there was no particular restraint on CapEx other than the fact that some of our CapEx is driven by those commercial projects and the new revenues and since that got deferred, we also did not spend some of the CapEx dollars. So we were able to neutralize some of the cash flow impact of that. If you subtract that from EBITDA, you come to cash from operations before any working capital changes and taxes and interest cost of $40.6 million. We think that is one of the robust attributes of Duratek’s business performance.

What that led to is certainly in December, we were able to make a prepayment or accelerated payment of our debt of $15 million and we ended the year with $18 million in cash on hand. So I know people who were using it as their last data point where we stood at the end of the third quarter in the 10-Q, that is a pretty dramatic shift in our cash, but nonetheless one that management was anticipating to occur. Historically, we have seen that kind of shift but we’ve seen it occur more in the second half, not so concentrated in the first quarter. But just due to the timing of schedules of when waste was processed, when projects were done and how working capital shifted around, we saw that occur more in the October through December time frame, but nonetheless we’re very pleased with the cash position that we wound up with at the end of the year.

Just on a capsule of the balance sheet, we ended the year with total assets of 264 million. Our shareholders equity is at $90 million and our total senior debt is $69.4 million. So that debt reduction took us down from the $84 million to $69.4 million. A very nice debt reduction that took us down even if you look at the EBITDA on a trailing basis to a leverage of only 1.7 times. So we think we are clearly meeting the objectives of increasing the financial strength of the business through our performance in all of our business segments.

So as I get ready to turn it over to Bob Prince, just want to finish with the financial summary part of the presentation and leave you with the thoughts that we think were key for the year. Certainly it is very clear that the fourth quarter finished with solid improvements leveraging off of the progress momentum we had in the first two quarters and regaining some momentum from the third quarter where we saw a drop off in the performance from what we would have expected. We got right back on track and actually finished stronger than we had hoped in the fourth quarter and we think that was good news.

The revenues for the year were down slightly due to a drop in just commercial services revenues, as I emphasized. But overall, the base business continued to generate solid and consistent results and we think that is one of the strengths of Duratek because that leads me into the last point, which is we really do think that, with that solid base of business to leverage off of, with our position, vis-à-vis the types of services that we provide, we think the Company’s focus on very specific growth opportunities that are closely related to our existing business and our continuation to execute on our existing business are what you should begin to expect on Duratek over the next couple of years. I would like to turn it over to Bob Prince for an operations review.

 Robert Prince  - Duratek, Inc. - President & CEO

 Well, thank you very much, Bob. I think I would like to start by thanking the management team of Duratek and the employees for the exceptional effort in the fourth quarter of the year. It is no secret that we were not happy with how the third-quarter results came out and when you lay down some goals and objectives in front of this management team, they find a way to make them and the real testament to that is the solid performance in Q4 and in particular the cash performance in Q4, the ability to continue our accelerated debt paydown and to end up with $18 million in the bank at the end of the year.

2005, as Bob said, was a solid year. We had hoped it would have been stronger. We were trying very hard to achieve revenue growth in the year and we were not able to do it for a number of industry factors. And we’re looking forward to 2006. We are entering 2006 with a strong backlog and lots of opportunities and we are focused on trying to make sure that we deliver both solid performance and growth.

Let me go through the sectors just briefly. In the fourth quarter, we did achieve one of the wins that we wanted to achieve throughout the whole year. Although it was extremely difficult and delayed several times. We were part of the winning team for the Paducah closure contract and our team is now on-site executing the turnover and gearing up for that project. Will have a positive impact on 2006 earnings.

Also you remember in the third quarter, we talked about that one of the projects that had issues was liquid and gases at Oak Ridge and there were cross-equitable adjustments that were due frankly to the fact that the contract had expired. We were extended month-to-month and the team worked on that steadily and achieved a one-year extension to that contract and because of the performance and the way they worked through it and the request for equitable adjustment are in and are being evaluated and we hope that will end up with a total positive result for us.

Let me just talk about commercial third-quarter — fourth-quarter performance. Commercial processing finished the year with a strong performance and had comparable backlog to where they had entering 2005 is what they had entering 2006 and it is totally consistent with our expectations for this group for 2006.

One highlight of 2005 is our transportation group, our (indiscernible) transportation group had the best year in its history logging more safe miles than ever before in a history of producing the best financial performance I believe in their history.

The Commercial Group was also able to help respond in the fourth quarter to a commercial customer issue with water on their site and using our proprietary and patented treatment technologies to respond and provide additional services to customers. I think one thing I would also point out that Bob mentioned was once a year, after you evaluate your decommissioning accruals for the facilities that you own. It is a rigorous technical analysis that is then backed up by a financial analysis. We were able to reduce that because Duratek invented a proprietary innovation that cuts the cost of decommissioning and I’m very proud of our team for implementing that first for customers and then realizing the positive impact it could have on our own performance.

In addition, we continued with Dairyland Power to prepare and make preparations to remove the LaCrosse nuclear power plant reactor pressure vessel and to transport that to disposal. That is an excellent project that demonstrates the overall capability of Duratek. And I won’t go into the technical aspects of that project, but it really is quite an impressive project and I think we will do very well on it throughout 2006 and we hope that it will lead to additional work of this nature and additional work assisting Dairyland Power.

A little bit about opportunities. As we talked about last year, we are continuing to pursue the opportunities in the United Kingdom. We have established a full-time presence over there. The United Kingdom is on track for coming out with bid this year for the first contracts to start moving forward on their cleanup. We feel like we’re well-positioned there and are excited about the possible international growth.

Moreover, the Department of Energy is moving forward with these opportunities that we’ve talked about in our presentations that are billions of dollars worth of work going to be completed over the next few years. We are being very successful in getting the teaming arrangements together that we think are very positive and working forward to be a major participant in these procurements.

Let me just touch on the transaction and certainly we invite questions on the transaction as well as the quarter. $22 a share was a significant premium to market and reduces the risk for our shareholders of implementing the Company’s strategic plan; for our employees, by making the combination that implements the probability of success in our strategic plan. So we think it is a winning transaction for both employees and for our shareholders and with that, operator, I’ll open it up for questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Al Kaschalk, Wedbush Morgan.

 Al Kaschalk  - Wedbush Morgan - Analyst

 Bob Shawver, on the tax rate, can you give a little bit more color on the state issues you were referring to or why there was perhaps a little bit I guess a benefit for the quarter in terms of how it turned out?

 Robert Shawver  - Duratek, Inc. - CFO & EVP

 Without getting to technical, the amount of work we do in different states varies and state tax rates vary. So you can see that occur when you do more work in lower tax states and also just more rigorous evaluation of that, reviewing that, continuing to figure out ways that were some other tax planning I mentioned in there that allowed us to reduce the rate a little bit by the way we have treated our deferred revenue elements. And so just the whole package of what you would expect the Company to do o their taxes along with things that are driven more by the operations of the business and that you don’t so much control as to what the tax rates are in various states. That’s what drove the decrease. It really only added I guess about 400,000 or $500,000 but it was important to us. We take all the profit we can get on interest, taxes or operations.

 Al Kaschalk  - Wedbush Morgan - Analyst

 And then on Bob Prince on the process for the sale, at least the offer that came about could you talk us through that? I know there was some disclosure on the 8-Ks about EnergySolutions approaching you and is this the first time they have come through or were there others? Was there a book out? Could you give us some more color on the process?

 Robert Prince  - Duratek, Inc. - President & CEO

 You know EnergySolutions was acquired — what is now called EnergySolutions — was acquired by a new group last March. And the new group is very enthusiastic about the prospect for the nuclear industry and so they have looked at many opportunities to grow and to implement their strategic plan. Because of our “being industry participants” I have had good dialogue with them throughout the period of their ownership. And they ended up approaching us in the end with an unsolicited offer to acquire the company. And the board felt it was prudent to hire a financial adviser and to evaluate the offer and we have been deliberating over that offer for some time. And it had certain conditions that the merger agreement and we concluded negotiating the merger agreement that met with the board’s conditions on Monday night of this last week.

 Al Kaschalk  - Wedbush Morgan - Analyst

 And are there any concerns or what are your comments on regulatory matters given that one of their entities Envirocare and yourself really have the two sides for disposal could be considered 100% of the market opportunity?

 Robert Prince  - Duratek, Inc. - President & CEO

 Let me respond very directly to that. We are both participants in the industry. We both do the state secured disposition of radioactive material. There is no doubt. However, most of the services that we provide are complementary not competitive. Almost all of them. The one misperception is that we compete in disposal. We do not. We operate for the state of South Carolina the Barnwell disposal site. We get paid our cost plus 29% of allowable costs. The decisions on pricing and quantities that are allowed to go to disposal site are the exclusive domain of the Atlantic Compact and the state of South Carolina. In the case of EnergySolutions they do operate for profit a disposal site in the state of Utah.

 Al Kaschalk  - Wedbush Morgan - Analyst

 So it sounds like you have certainly considered it and feel very comfortable on that not causing a hurdle and completing a transaction that shareholders elected and approved it.

 Robert Prince  - Duratek, Inc. - President & CEO

 The Board weighed and deliberated very, very hard and long on the closeability of any transaction and very specifically this one. They evaluated all regulatory approvals and concluded that it was in the shareholders’ best interest to accept and recommend this offer to our shareholders.

 Al Kaschalk  - Wedbush Morgan - Analyst

 And the two other sort of operational/financial — it seems where the margins are for the quarter in particular, is it really volume and pricing that drove the leverage there? I’m not sure I appreciated all the comments that Bob made to understand why the margins were arguably pretty strong and then second, maybe you can tie that in with just the Fernald update in terms of how we should look at that over the next six to nine months.

 Robert Prince  - Duratek, Inc. - President & CEO

 Let me let Bob work on the margin thing. But first let me start off with the easy part of your question, which is Fernald. Fernald is on track and doing extremely well and I am very proud of our people up there and of our performance to date of everybody on that project, including our teammate Fluor.

 Al Kaschalk  - Wedbush Morgan - Analyst

 Are you working with a December ‘06 completion time frame or late half ‘06? Is that fair?

 Robert Shawver  - Duratek, Inc. - CFO & EVP

 We haven’t adjusted the completion time frame yet from when we last talked to everybody and it has been disclosed in the filings of what we’re shooting for, Al. But needless to say, as progress continues, as they get to the end, I’m sure Fluor is going to make continuous evaluations of that and we will see what the conclusions are quite frankly. But there has been no change in that other than what Bob said, which is the project just continues to go well. That’s a good sign I think for everybody.

On the margin side, Al, maybe I can help you understand drilling down into it a little bit is part of it in the fourth quarter would have been that $1 million D&D estimate change. That has a pretty significant percentage (indiscernible) helping commercial property disposal margin go up, right? You saw a very high margin for the quarter for commercial processing and disposal. But that is not the whole story certainly. They also saw improvements in their margins due to the mix of what they process there. The mix of what they process — when they are doing specialty type wastes that are sort of project-driven that customers don’t have many alternatives for and that is one of the unique capabilities. But they have other alternatives to go to other facilities but we have some special skills that can do it cheaper for the customer. Then we have a chance to make some higher margins in that area versus some of the items that are more commoditized if you will. So that is what drove their strategy at the processing facility.

As far as the other areas of the business, I think the margins just were due to the timing and performance on projects and didn’t swing as much on a year-to-year basis as we saw in the fourth quarter for commercial processing and disposal.

 Al Kaschalk  - Wedbush Morgan - Analyst

 So on the CPD, I’ll hop out of the queue here, that’s a quarterly process you go through and quote the timing was this quarter that that at $1 million adjustment showed up.

 Robert Shawver  - Duratek, Inc. - CFO & EVP

 It was when we accepted — the technology got evaluated and accepted and approved that it could make this cost savings. Then it gets factored back into the D&D and then you make that adjustment and that did just happen in the fourth quarter.

 Robert Prince  - Duratek, Inc. - President & CEO

 It’s a yearly — we now analyze it yearly, not quarterly.

Operator

 Richard Wesolowski, Sidoti & Company.

 Richard Wesolowski  - Sidoti & Co. - Analyst

 Thank you. Bob Prince, can you detail or speculate as to where you think EnergySolutions’ main strategy is and also what operations or capabilities that they have aside from yours?

 Robert Prince  - Duratek, Inc. - President & CEO

 I think I won’t speculate. I can refer you to their public statement that they intend to add technologies and services so that they can provide a broad offering to the nuclear industry worldwide. They are very enthusiastic about the future of the nuclear industry and are gathering together technology services, contracts, people and companies and infrastructure that can better attack that than before. So if you look at their announcement, you see they have also bought BNG America and last December, I believe it was, they bought another smaller company called Scientech D&D, which does a lot of the decommissioning estimates for nuclear power plants in the United States. So it is a total package of capability to better serve the nuclear industry.

 Richard Wesolowski  - Sidoti & Co. - Analyst

 Would you say that the acquisition of Duratek or the proposed acquisition of Duratek completes the capability or are there some obvious holes between where they are and where they would like to be?

 Robert Prince  - Duratek, Inc. - President & CEO

 I wouldn’t say it would complete it. Again, I am reluctant to speak for them. Certainly our strategic plan has been and remains to grow technologies and services worldwide to solve the nuclear industry’s most difficult issues. As I have said many times, we were and are working to provide a more diverse set of services than we’ve provided in the past and other areas of the nuclear fuel cycle. So I can only imagine that that is part of what attracted them to us.

Operator

 (OPERATOR INSTRUCTIONS). Tyson Bauer, Wealth Monitors.

 Tyson Bauer  - Wealth Monitors - Analyst

 A couple of quick questions. One is could you provide any public comments regarding the Paducah contract? And then secondly, Bob Prince, your characterization of why it would not be a regulatory issue regarding Barnwell and the Utah site, would that also apply to any future possible dealings with the Richland, Washington site?

 Robert Prince  - Duratek, Inc. - President & CEO

 The second part of the question is probably outside of — you’re talking about the one that’s operated by US Ecology?

 Tyson Bauer  - Wealth Monitors - Analyst

 Yes.

 Robert Prince  - Duratek, Inc. - President & CEO

 Let me think about that one a little bit while I tackle your first question. Tell me again what the first one was.

 Tyson Bauer  - Wealth Monitors - Analyst

 Can you provide any public comments regarding the situation at Paducah and obviously it would appear that the general was selected on which you are a contractor of but yet no public release by the Company.

 Robert Prince  - Duratek, Inc. - President & CEO

 Yes, okay, yes. The reason for no public release is the format of that, the legal format, which we’re actually a subcontractor predesignated and we chose to do that for our own reasons to the small-business grouping that won that contract. They are contracted to a four-year, $200 million contract. Normally on the scope — our scope in these kinds of contracts is between 10% and 15% of the total. And I see no reason why this is an exception. The reason we haven’t been able to announce it is because we’re still negotiating the nitty-gritty of our scope and our contract. I don’t feel comfortable announcing it until we have something tacked down real solid. It has been our normal practice and will remain our practice.

Now let me try that Richland. Speaking from industry knowledge and I certainly wouldn’t speak for American Ecology. They are a fine company and certainly please contact them directly. But the American Ecology site is set up similar to Barnwell. It is run on a cost — basically, it’s got some differences in how it is done bit it is a cost plus contract just like our contract is to run Barnwell. They run it for the state of Washington. We run Barnwell for the state of South Carolina. So a very different set-up.

You know we also operate two disposal sites for the Department of Energy. I mean operation and disposal site is certainly a business that Duratek has long been in.

 Tyson Bauer  - Wealth Monitors - Analyst

 And one final question or looking for comment. Regarding the Chinese proposed contract, has that financing agreement fell through as of the end of the year and where does that stand as far as their renegotiating the funding for that proposed project?

 Robert Prince  - Duratek, Inc. - President & CEO

 To first answer your question, I don’t think I understand your question about a financing agreement. There is no financing agreement that I am aware of that is part of that proposal. That proposal has been an ongoing proposal and negotiation with China for almost two years now. It is a great opportunity. It is still out there. We are still pursuing it. We believe that we are still a very desired awardee of that contract, which has not been awarded to anyone else yet and that is about all I can say.

Operator

 Sir, at this time, we have no further questions.

 Robert Prince  - Duratek, Inc. - President & CEO

 Okay. Let me just give a couple quick concluding remarks. Again, I would like to offer my thanks to the management team and employees that over the last 20 years have created a Duratek that is a leader in the safe secure disposition of radioactive material such that another company would highly value what we do and how we do it and what we stand for in doing it right.

Second, I would like to close by saying that I am optimistic for our progress as far as growing the Company in 2006 and that after this transaction closes, we will have capabilities as part of the mix. We will be part of a mix with capabilities to better pursue our strategic plan, reduce the risk of our strategic plan while having removed the risk of our execution for our shareholders and delivered an attractive return over the period that we have had stewardship over this company. Thank you all very much and we will talk to you soon.

Operator

 Thank you all for calling. This concludes today’s conference. The replay of today’s conference is available in one hour by dialing 866-457-5505. Thank you.

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Important Additional Information and Where to Find It

Duratek will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed business combination referred to in the foregoing information.  Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information.  A definitive proxy statement will be sent to Duratek’s stockholders seeking their approval of the transaction.  Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Diane Brown, Corporate Secretary, Duratek Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

Duratek and its directors and executive officers may be considered participants in the solicitation of proxies from Duratek’s stockholders in connection with the proposed transaction.  Information about the directors and executive officers of Duratek and their ownership of Duratek stock is set forth in the proxy statement for Duratek’s 2005 annual meeting of stockholders.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.